Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the statements of net assets available for benefits and the related statements of changes in net assets available for benefits and supplemental schedules of the Rayonier, Inc. — Fernandina Mill Savings Plan for Hourly Employees and the Rayonier — Jesup Mill Savings Plan for Hourly Employees (the “Plans”), dated June 23, 2014, appearing in the Plans’ Annual Reports on Form 11-K for the year ended December 31, 2013.

/s/ Ennis, Pellum & Associates, P.A.

Ennis, Pellum & Associated, P.A.
Jacksonville, Florida
June 27, 2014